AMENDMENT NUMBER ONE
TO THE
QEP RESOURCES, INC. CASH INCENTIVE PLAN

This Amendment Number One (the “Amendment”) to the QEP Resources, Inc. Cash Incentive Plan (the “CIP”) is made and effective as of October 26, 2015 (the “Amendment Effective Date”). Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in CIP.

WHEREAS, the Company desires to amend Section 6 of the CIP as provided herein (the “CIC Amendment”);
WHEREAS, the CIC Amendment shall only apply to CIP awards granted from and after the Amendment Effective Date;
WHEREAS, CIP awards granted before the Amendment Effective Date shall continue to be governed by the terms of the CIP without regard to the CIC Amendment; and
WHEREAS, the Company also desires to amend the CIP to provide that cash awards under the CIP will be subject to any Company claw-back policy, including any awards outstanding as of the date hereof, and that CIP amendments that materially and adversely impact any employee’s rights with respect to a previously granted award will be subject to any limitations set forth in the award agreement.
NOW, THEREFORE, BE IT RESOLVED, the CIP is hereby amended as follows:

1.Effective as of the Amendment Effective Date, Section 6 of the CIP is hereby deleted and replaced in its entirety with the following solely for purposes of awards granted on or after the Amendment Effective Date:

Section 6. Termination of Employment

In the event a Selected Employee incurs a Separation from Service prior to the payment of an award for any Performance Period for any reason other than as set forth in the provisions below, he shall not be entitled to any payment for such Performance Period under the Plan, unless otherwise determined in writing by the Committee or set forth in the applicable award agreement.

If a Selected Employee incurs a Separation from Service prior to payment of an award for any Performance Period as a result of death, Disability, or Retirement, his award for the Performance Period (if any), as calculated pursuant to Section 5, shall be prorated based on the length of his service during the Performance Period when compared to the entire period. All prorated awards shall be paid to the Selected Employee (or his Designated Beneficiary in the event of his death) at the time specified in Section 5.

The treatment of a Selected Employee’s award upon a Separation from Service in connection with a Change in Control of the Company will be as provided in the applicable award agreement between the Selected Employee and the Company. In the event there is no applicable award agreement covering an award (such as, for example, with respect to an annual incentive award opportunity where no award agreement is issued), then with respect to such award, if, upon or following a Change in Control of the Company but prior to the payment of such award (or the Committee’s determination that no payment was earned in respect of such award), a Selected Employee incurs a Separation from Service that is initiated by the Selected Employee’s Employer for any reason other than Cause or Disability (it being understood that upon termination for Disability, the provisions of the paragraph above shall apply), the Selected Employee shall be entitled to receive a payment for such award based on the higher of (A) the level of achievement of the applicable Performance Goals as of immediately prior to the Change in Control, or (B) if the date of the Selected Employee’s Separation from Service occurs after the end of an applicable Performance Period but before the Selected Employee has received payment in respect of such Performance Period, the level of achievement of the applicable Performance Goals for the entire Performance Period. Such payment shall be made to him within 30 days after his Separation from Service. Notwithstanding the foregoing, with respect to any Selected Employee who is a participant in the QEP Resources, Inc. Executive Severance Compensation Plan-CIC, the preceding two sentences shall not apply to any annual incentive award opportunity.

Except as may be set forth in an award agreement, “Cause” means the Selected Employee’s:  (i) willful and continued failure to perform substantially the Selected Employee’s duties with an Employer (other than any such failure resulting from incapacity due to physical or mental illness); or (ii) willful engagement in conduct that is materially injurious to an Employer. For purposes of this definition, no act or failure to act on the part of the Selected Employee shall be considered “willful” unless it is done, or omitted to be done, by the Selected Employee without reasonable belief that the Selected Employee’s action or omission was in the best interests of the Selected Employee’s Employer.

Unless otherwise set forth in an applicable award agreement, a “Change in Control of the Company” shall be deemed to have occurred if (i) any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 30 percent or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding securities; or (iv) the Company’s shareholders approve a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by the shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. In addition, if a Change in Control constitutes a payment event with respect to any payment under the Plan which provides for the deferral of compensation and is subject to Code section 409A, the transaction or event described in clauses (i), (ii), (iii) and (iv) with respect to such payment must also constitute a “change in control event,” as defined in Treasury Regulation section 1.409A-3(i)(5) before any such payment can be made.

2.Effective as of the Amendment Effective Date, a new Section 7(h) is hereby added to the CIP, which shall read in its entirety as follows:

(h)    Claw-back Provisions. Awards under this Plan will be subject to any Company claw-back policy adopted by the Board (solely to the extent such claw-back policy by its terms applies to such Awards), including any claw-back policy adopted to comply with applicable laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder).
3.Effective as of the Amendment Effective Date, Section 7(d) of the CIP is hereby amended and restated in its entirety as follows:

(d)    Amendment and Termination of Plan. The Board may at any time amend, modify, suspend, or terminate the Plan, but such action shall not affect the awards earned and the payment of such awards during any given Performance Period. No amendment to change the maximum award payable to a Selected Employee or the definition of Performance Goals shall be effective without shareholder approval. The Board cannot amend, modify, suspend, or terminate the Plan in any year in which a Change in Control has occurred without the written consent of the affected Selected Employees. If any amendment to this Plan would materially and adversely impact a Selected Employee’s rights with respect to any award previously granted to the Selected Employee under the Plan, then, even if such amendment would otherwise be permitted by the terms of this Plan, the application of such amendment to such previously granted award shall be subject to any limitations as may be set forth in the applicable award agreement, if any, covering such award.
4.This Amendment is incorporated into and forms a part of the CIP.

5.Except as expressly amended and modified hereby, the terms and conditions of the CIP shall remain unchanged and continue in full force and effect.

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IN WITNESS WHEREOF, this Amendment is hereby executed on behalf of the Company as of the date first written above.

QEP Resources, Inc.

By: _______________________________

Richard Doleshek
Executive Vice President, Chief Financial Officer